EXHIBIT 10.19

Resolutions Adopted by Stock Option Committee Effective December 29, 2005

RESOLVED, that the Committee, pursuant to Section 9.02 of the 1999 Plan, hereby irrevocably waives the years of service requirements (sometimes referred to as vesting requirements) for the full exercisability of all outstanding stock options (whether considered to be incentive stock options or non-qualified options), and all of such outstanding stock options (to the extent not previously exercised) shall be deemed exercisable in full, effective immediately.

RESOLVED, that the Committee, pursuant to Section 9.02 of the 1999 Plan, similarly waives the satisfaction by all optionees of any unsatisfied portion of the one-year vesting requirement applicable to all outstanding Replacement Options that have been issued within the past twelve months under the 1999 Plan.

RESOLVED, that the Committee hereby determines that it would be in the Corporation’s best interests to discontinue its historical practice of granting new stock options to optionees who from time to time tender shares of common stock of the Corporation in payment of the exercise price of their stock options in order to replace such optionees' position in the tendered shares ("Replacement Options"), and the Committee, pursuant to Section 9.02 of the 1999 Plan, amends the terms of all outstanding stock options (including all outstanding Replacement Options), to add the following sentence as a new section to the conclusion thereof: "Notwithstanding anything to the contrary in this Agreement, the Company, effective January 1, 2006, shall have no further obligation under this Agreement to issue a replacement option to the Participant in respect of any exercise of this Option that occurs on or after January 1, 2006."

RESOLVED, that the President and Chief Executive Officer of the Corporation, and/or the Chairman of the Committee, are each hereby authorized to execute and deliver to each of the persons who hold outstanding options granted by the Corporation under the 1999 Plan a letter confirming the waiver by the Committee of all vesting periods under their options effective the date of this Consent, and advising such optionees of the text of the amendment to their option grants terminating the Company's obligations thereunder to issue Replacement Options with respect to exercises of options on or after January 1, 2006, and to take all such other actions as they deem necessary or advisable to effectuate the intent and purpose of the foregoing resolutions.